EXHIBIT 10.1

                     SOFTWARE LICENSE AGREEMENT

     This Agreement made as of the 15th day of June, 1999, by Reward Nevis Group Inc. (the "Licensee") and Chartwell Technology Inc.
("Chartwell").

BACKGROUND:

     Chartwell is in the communication technology business. Chartwell, owns certain interactive game, software and the Licensee desires to license the object code for such software and Chartwell is willing to grant the Licensee a non exclusive license to the object code for such software subject to the terms and conditions of this Agreement.

     NOW THEREFORE, in consideration of the mutual promises, covenants and obligations contained herein, the parties agree as follows:

1.   INTERPRETATION

     1. 1. Words and phrases used herein have the following meaning:

          1.1.1. "Agreement" means this Software License Agreement, including Schedules "A", "B" and "C" attached hereto.

          1.1.2 "Business" means the operation and management of an online Internet entertainment and game playing website.

          1.1.3. "Client Software" means the user interface portion of the Software.

          1.1.4.  "Dollar" or "$" means United States dollars.

          1.1.5. "Electronic Distribution" means the electronic delivery of computer software using on-line services, the Internet, phone lines, cable systems, servers, satellite or other public or private access network or electronic communication mediums.

          1.1.6. "End User" means an individual who has established an account with the Licensee that permits such individual to access and utilize, but not to further distribute, the Software.

          1.1.7. "Gross Revenues" means gross income which is received or should have been received by the Licensee or any affiliate of the Licensee in connection with the Business utilizing the Software, which shall be calculated as the total dollars wagered on all games less all payoffs, but before any operating, administrative or other expenses, federal, provincial, or foreign sales, excises or other taxes or tariffs imposed on the use of the Software. For the purposes of this Agreement Gross Revenues shall not include any negative amount. Where Gross Revenues result in a negative number Gross Revenues shall be deemed to be zero.

          1.1.8. "Software" means the object code versions of the computer software described in Schedule



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          1.1.8.  "Software" means the object code versions of the
computer software described in Schedule "A" herein,

2.   GRANT OF LICENSE

     2.1. Sub-License: Subject to the terms and conditions hereof Chartwell hereby grants to the Licensee and the Licensee accepts from
Chartwell: (i) a worldwide, non-exclusive license to use the Software only in connection with the Business and to transmit the Client Software only in object code form to End Users by means of Electronic Distribution; and (ii) a worldwide, non-exclusive license to use and to grant to End Users the right to use the Client Software in object code form, only while connected to a server on which the server component of the Software is installed.

     2.2. End User License Agreement: The Licensee shall display to End Users an End User license Agreement ("EULA") prior to download of the Client Software by End User. Such EULA shall contain provisions which exclude Chartwell from all liabilities related to the End Users use of the Client Software, and in any event shall contain provisions substantially similar to those contained in Schedule "B" 71 hereto. The EULA shall be provided in a format that the End User may download onto End User's hard disk. The Licensee shall require all End Users to either accept or reject the terms and conditions of the EULA by means of a point and click mechanism or other mechanism acceptable to Chartwell prior to the download of the Client Software and, in the event End User rejects the EULA, End User shall not be permitted to download the Client Software. The licensee agrees that the mechanism used by the Licensee to require End Users to accept or reject the FULA shall be in a form which will record and store all End Users acceptance of the EULA for future reference.

     2.3. Restrictions: The Licensee shall not, and shall not authorize any third party to, reverse engineer, decompile or disassemble the Software.

     2.4. No Further Sub-License: The Licensee shall have no right to sublicense or otherwise make available the rights granted to the Licensee in Paragraph 2.1 to any third party and such rights shall only be used by the licensee in connection with its operation of the Business which shall be comprised of one website only.

3.   GOVERNMENT APPROVALS

     3.1. The Licensee warrants and represents that it has obtained all required government approvals and permits as of the date of this Agreement in order to use the Software in its Business and to operate its Business and that it will maintain such approval and permits throughout the term of this Agreement and obtain any government approvals and permits that subsequently become required during the term of this Agreement.

4.   OWNERSHIP

     4.1. Software: Except for the limited distribution and license rights granted to the Licensee hereunder, Chartwell retains all right, title and interest, including intellectual property rights, in and to the Software, as between Chartwell I and the Licensee.

     4.2, Proprietary Rights Notices, The Licensee shall not remove any copyright or other proprietary rights notices contained within the Software,

5.  PAYMENT

     5.1. License Fee: In consideration of the rights granted by Chartwell to the Licensee hereunder, the Licensee shall pay Chartwell the sum of $20,000 upon execution of this Agreement and three additional $10,000 payments, the first within three (3) months. the second within six (6) months and the third within nine (9) months from the date of this Agreement and shall pay Chartwell a percentage of the licensee's Gross Revenue as set forth in paragraph 5.2. Upon execution of this Agreement, Licensee shall pay to Chartwell the sum of $8,000 with which Chartwell will acquire and configure a server for the Licensee to be shipped to the address of the Licensee and shall acquire for the licensee, for installation by Chartwell, the following third party software:

          !    Crystal Reports 7.0
          !    PC Anywhere
          !    MSSQL 6.5 or 7.0
          !    Microsoft NT Server with SP4

     5.2. Royalties. As further consideration of the fights granted by Chartwell to the Licensee hereunder, the Licensee shall pay to Chartwell a royalty calculated as 30% of the Gross Revenue in accordance with the terms of this Section 5 until aggregate Royalty payments of $100,000 have been paid to Chartwell following which the Royalty rate shall be reduced to 20% until an aggregate $1,000,000 in Royalties has been paid to Chartwell and thereafter the Royalty payable will be set at the rate of 15% for the balance of the term of this Agreement..

     5.3. Payment: The Licensee shall pay royalties to Chartwell under Paragraph 5.2 on a monthly basis commencing at the end of the first month after the Licensee commences the Business as determined by Chartwell. Royalties shall be calculated monthly and paid within fifteen (15) days of the end of each month and the Licensee shall include, with each payment of royalties, a report specifying the Gross Revenue earned during the period. Any net loss or negative revenues in a particular month shall be treated as zero Gross Revenues for the month and there is no carry forward of such amounts.

     5.4. Website: upon execution of this Agreement Licensee shall pay to Chartwell the amount of $5,000 for website design and development in accordance with Chartwell's standard specifications. Licensee shall pay to Chartwell a further $5,000 on completion of the Licensee's website,

     5.5. Records: The Licensee will maintain, in accordance with generally accepted accounting principles complete and accurate books and records in respect of its operation of the Business and the Gross Revenue and other amounts received in connection therewith and all royalties due or paid to Chartwell.

     5.6. Audit: Chartwell shall have the right, on reasonable notice to the Licensee, no more often than once in any twelve (12) month period, to appoint an independent third party to examine the Licensee's books and records, during regular business hours, in order to verify the Licensee's compliance with the terms of this Agreement. Any such audit shall be at the expense of Chartwell unless the audit reveals an underpayment by the Licensee of greater then five (5%) percent in which case the audit shall be at the expense of the Licensee. The Licensee shall forthwith pay to Chartwell the amount of any deficiency identified by the audit.

     5.7. Taxes: The Licensee shall be responsible for paying all use, sales or value added taxes, duties or governmental charges, whether presently in force or which come into force in the future, related to the deliveries and payments hereunder.

6.   SUPPORT

     6.2. Upgrades: Provided that the licensee is not then in default hereunder, during the term of this Agreement Chartwell shall provide certain upgrades to the Software, designated as such by Chartwell, to the Licensee at no cost. All upgrades to the Software shall be considered Software for the purposes of this Agreement, Upgrades to the Software shall I consist of new games and language localization, as designated as such from time to time by Chartwell

7.   CHARTWELL WARRANTIES, REPRESENTATIONS AND COVENANTS

Chartwell warrants, represents and covenants to the Licensee that:

     7.1. Capacity. it has the necessary capacity to enter into this Agreement.

     7.2. The sub-license of the Software to the Licensee as contemplated herein will not infringe upon any patents or copyrights of any third party.

     7.3. Chartwell warrants that if program errors (defects in the Software which prevent substantial conformance to the Software
Specifications set out in Schedule "C" hereto) occur during the term of this Agreement then, provided that

               iii. the Licensee provides prompt notice to Chartwell of such program error,

               iv. the Licensee provides a full and complete disclosure of the program error and any input or output necessary to assess the same,

               v. this sublicense remains in effect and the Licensee is not then in default hereunder;

               vi. the Licensee allows Chartwell continuous access to the Software via the Internet at any and all times and from such place as Chartwell may designate reasonably from time to time;

               vii. the Software or the server on which the Software was originally installed by Chartwell has not been modified by the Licensee or any third party; and

               viii. provided the program error can be reproduced on Chartwell's current Software.

     Chartwell will use reasonable efforts to correct such errors within 60 days following receipt of notice from the Licensee of such defects. If the parties hereto disagree as to whether a program error is Chartwell's responsibility hereunder, it shall be the Licensee's obligation to demonstrate and document the program error in the Software. The Licensee acknowledges that its only remedy available in relation to the occurrence of a program error shall be to require Chartwell to use reasonable efforts to correct the same and that Chartwell shall not be liable for any damages resulting from the occurrence of a program error however caused, subject to Section 10.

     7.4. During the term of this Agreement Chartwell shall provide the Licensee with upgrades as provided in Paragraph 6.2. As a result, Chartwell's warranty obligations hereunder are contingent on the Licensee being able to reproduce the error conditions on Chartwell's current Software. If the error conditions shall not be so reproduced, the error conditions shall not be considered to be errors within the Software and therefore Chartwell shall not be required to perform further services in relation to the error conditions stated in Paragraph 7.3.

     7.5. The Licensee agrees to maintain a current backup copy of the Software and to make the same available to Chartwell at Chartwell's request.

     7.6. Examples of service not covered by Chartwell's warranty include, but are not limited to:

               i.   service required due to failure of hardware;
               ii. service required due to unauthorized modification to the Software;
               iii. service required due to improper installation of Software, if the Software has not been installed by Chartwell;
               iv. failure of software other than the Software as defined hereunder;
               v.   force majure;
               vi.  default or negligence of the Li Licensee;
               vii. improper use or misuse of the Software or the hardware; and
               viii. providing operating services, accessories or supplies.


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     7.7. Limitation: EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT THE
SOFTWARE 19 PROVIDED AND LICENSED "AS IS" AND THERE ARE NO WARRANTIES, REPRESENTATIONS OR CONDITIONS, EXPRESSED OR IMPLIED, WRITTEN OR ORAL, ARISING BY STATUTE, OPERATION OF LAW, COURSE OF DEALING, USAGE OF TRADE, COURSE OF PERFORMANCE OR SERVICE PROVIDED ]HEREUNDER OR IN CONNECTION HEREWITH BY CHARTWELL. EXCEPT AS EXPRESSLY PROVIDED HEREIN CHARTWELL DISCLAIMS ANY IMPLIED WARRANTY OR CONDITION OF MERCHANTABLE QUALITY, NON-INFRINGEMENT, MERCHANTABILITY, DURABILITY OR FITNESS FOR
A PARTICULAR PURPOSE. NO REPRESENTATION OR OTHER AFFIRMATION OF FACT, INCLUDING BUT NOT LIMITED TO STATEMENTS REGARDING PERFORMANCE OF THE SOFTWARE, WHICH IS NOT CONTAINED IN THIS AGREEMENT, SHALL BE DEEMED TO BE A WARRANTY BY CHARTWELL.

     7.8. No Variation: NO AGREEMENTS VARYING OR EXTENDING THE ABOVE WARRANTY OR LIMITATIONS WILL BE BINDING ON CHARTWELL UNLESS IN WRITING AND SIGNED BY AN AUTHORIZED REPRESENTATIVE OF CHARTWELL.

8.   THE LICENSEE'S WARRANTIES, REPRESENTATIONS AND COVENANTS

The Licensee warrants, represents and covenants to Chartwell as follows and acknowledges that Chartwell is relying on such warranties, representations and covenants this Agreement and the transactions contemplated in this Agreement:

     8.1. Capacity: The Licensee has the necessary capacity to enter into this Agreement and shall use the Software only in accordance with in compliance with the laws of the jurisdiction in which the Business in conducted and in accordance with generally accepted gaming industry standards and practices.

     8.2. Configuration: The server on which the Software is installed shall be solely used for the operation of the casino, No other software programs or files will be installed on the server without the approval of Chartwell:

     8.3. Access: The Licensee shall provide Chartwell with continuous access to the Software via the Internet using such software for such purposes as Chartwell may determine.

     8.4. Bandwidth: Licensee will supply an adequate amount of bandwidth to ensure remote access by Chartwell for the purpose of maintenance, upgrades, configurations, etc.

9.   INFRINGEMENT

     9.1. Defense and Settlement, If notified promptly and in writing of any action (and all prior related claims) brought against the Licensee alleging that the Licensee's use of the Software under this Agreement infringes any valid Canadian or United States patent or copyright Chartwell may, subject as provided below, defend and settle that action at its expense and may, subject as provided below, pay the costs and damages of any type finally awarded against the Licensee in the action, but is not obligated to do so, provided that (i) Chartwell shall have sole control of the defense of any such action and all I negotiations for its settlement or compromise; and (ii) the Licensee and where applicable those for whom the Licensee is responsible, cooperates fully with Chartwell in its defense of the action. If the Licensee receives notice of a valid claim or demand regarding infringement, or if the use of the Software shall be prevented by injunction, Chartwell shall, at its option and expense either (i) procure for the Licensee the right to continued use of the Software as provided hereunder, (ii) modify the Software so that it is no longer infringing, (iii) replace the Software with computer software of equal capability, or (iv) terminate this Agreement as to the infringing Software; provided that Chartwell agrees that it will exercise any of the options (i) to (iii) prior to exercising option (iv) if, in Chartwell's opinion, such options are commercially feasible to Chartwell. The foregoing indemnification does not extend to any claim arising out of a modification to the Software by any party other than Chartwell to the extent such claim would not have arisen had such modification not been made, any combination of the Software with any other software or hardware to the extent such claim would not have arisen had such combination not been made, or the use or distribution of the Software other than as permitted under this Agreement and the Licensee shall indemnify and hold Chartwell harmless from any infringement arising therefrom. THE FOREGOING STATES THE ENTIRE LIABILITY AND OBLIGATIONS OF CHARTWELL AND THE EXCLUSIVE REMEDY OF THE LICENSEE WITH RESPECT TO ANY ALLEGED INTELLECTUAL PROPERTY INFRINGEMENT.

10.  LIMITATION OF LIABILITY

     10.1. Limitation of Liability: IN NO EVENT WILL CHARTWELL, BE LIABLE FOR INCIDENTAL, INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES, OR ANY DAMAGES WHATSOEVER RESULTING FROM LOSS OF USE, DATA OR PROFITS, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE USE OR PERFORMANCE OF THE SOFTWARE, OR OTHER CHARTWELL PROVIDED MATERIAL WHETHER IN AN ACTION IN CONTRACT OR TORT INCLUDING BUT NOT LIMITED TO NEGLIGENCE AND WHETHER OR NOT CHARTWELL HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES,

     10.2. Aggregate Liability: Chartwell's aggregate liability to the Licensee whether for negligence, breach of contact, misrepresentation or otherwise shall in respect of a single occurrence or a series of occurrences shall in no circumstances exceed the $50,000 aggregate cash payments actually made to Chartwell as the initial license fee under Paragraph 5.1 of this Agreement.

11.  THE LICENSEE INDEMNIFICATION

     11.1. Indemnification: Except as set in Section 9, the Licensee agrees to indemnity and save. Chartwell harmless from and against any and all claims, demands, costs and liabilities (including all reasonable legal and attorney fees and expenses) of any kind whatsoever, arising directly or indirectly out of claims brought by End Users or any third party, and/or brought under any law, including without limitation any government department or agency as a result of
(i) the Licensee's combination or use of the Software with any other software, hardware or other material, (ii) the Licensee's transmission of the Client Software or the use of the Client Software by an End

User, (iii) breach of Section 8 warranties; (iv) the Licensee's operation and management of the Business; or (v) any act or omission by the Licensee regarding the use of the Software except in accordance with Section 2.

12.  CONFIDENTIALITY

     12.1. Proprietary Information, Documentation and information (including electronically, orally or visually disclosed information) are confidential and "Proprietary Information" for the purposes of this
Section 12 if (a) it is designated as confidential or proprietary, by letter, stamp or legend (b) it would be apparent to a reasonable person, familiar with the disclosing party's business or the industry in which it operates, that such information is of a confidential or proprietary nature, or the disclosing party, within ten (10) days of a disclosure, indicates to the receiving party that such disclosure is confidential. Proprietary Information shall not include information defined as Proprietary Information above which the receiving party can conclusively establish (i) was in the possession of the receiving party at the time of disclosure; (ii) prior to or after the time of disclosure becomes part of the public domain without the act or omission of the party to whom it was disclosed; (iii) is disclosed to the receiving party by a third party under no legal obligation to maintain the confidentiality of such information; or (iv) was independently developed by the receiving party. All such Proprietary Information shall be treated confidentially by the receiving party and its employees, contractors and agents and shall not be disclosed by the receiving party without the disclosing party's prior written consent. However, the receiving party may disclose Proprietary Information of the disclosing party in accordance with judicial or other governmental order, provided that receiving party shall give the disclosing party reasonable notice prior to such disclosure and shall comply with any applicable protective order or equivalent,

     12.2. Treatment of Proprietary Information: Neither party shall in anyway duplicate all nor any part of the other party's Proprietary Information, except in accordance with the terms and conditions of this Agreement. Each party shall have an appropriate agreement with each of its employees, contractors and agents having access to the other party's Proprietary Information sufficient to enable that party to comply with all the terms of this Agreement. Each party agrees to protect the other's Proprietary Information with the same standard of care and procedures which it use's to protect its own trade secrets and confidential or proprietary information of like importance and, in any event, shall adopt or maintain procedures reasonably calculated to protect such Proprietary Information.

     12.3. Further Treatment of Proprietary Information: Each party agrees to hold the other party's Proprietary Information in trust and confidence for such party and not to use the same other than as expressly authorized under this Agreement, Each party agrees not to disclose any such Proprietary Information without the prior written consent of the other, to anyone other than that party's employees, contractors and agents who have a need to know same to carry out the rights granted hereunder.

     12.4. Action to Protect: Each party shall promptly report to the other any actual or suspected violation of the terms of this Section 12, and shall take all reasonable steps to prevent,. control or remedy such violation.

     12.5. Equitable Relief: In recognition of the unique and proprietary nature of the information disclosed by the parties, it is agreed that each party's remedies for a breach by the other of its obligations under this Section 12 shall be inadequate and the disclosing party shall, in the event of such breach be entitled to equitable relief, including without limitation, injunctive relief and specific performance, in addition to any other remedies provided hereunder or available at law.

     12.6. Proprietary Information: For the purposes of this Agreement the Software, and all upgrades or modifications and all materials related thereto shall be treated as Proprietary Information of Chartwell disclosed to the Licensee.

13.  TERMINATION

     13.1. Term: The initial term of this Agreement will be for a period of two (2) years, The Licensee will have the option of renewing this Agreement 90 days prior to the end of the initial term, for an additional two (2) additional two (2) year terms on the same terms provided herein except for the payment obligations under Paragraph 5.1 and this Paragraph 13.1 shall not be applicable to the renewal terms. This Agreement may be terminated by either party in the event of any material breach by the other party hereto which continues after thirty
(30) days written notice of said breach (which notice shall, in reasonable detail, specify the nature of the breach) by the non-defaulting party to the defaulting party. A material breach shall include, without limitation, any breach of Sections 2, 3, 4, 5, 8 and 12.

     13.2. Effect of Termination: Upon the termination of this Agreement the rights and licenses granted to the Licensee by Chartwell hereunder shall terminate immediately and the Licensee shall cease all use of the Software and shall, at the option of Chartwell, return to Chartwell or destroy all copies of the Software in the possession of the Licensee and Chartwell shall be entitled to take any and all steps or actions they may deem necessary to enforce this Paragraph 13.2.

     13.3. Royalties: No termination of this Agreement shall release the Licensee from its obligations to pay Chartwell any royalties which accrued prior to such termination or which shall acme to Chartwell after the effective date of such termination as a result of the Licensee's use of the Software after the termination of this Agreement, nor shall any termination have the effect of releasing the Licensee from the provisions of Section 12 which provisions shall survive the termination of this Agreement.

14.  NOTICES

     14.1. Notices: Any notice required or permitted to be given under the terms of this Agreement shall be in writing and given by personal delivery or sent by registered mail, postage prepaid, or by fax, to Chartwell Technology Inc. at Suite 700, Canada Place, 407 - 2nd Street SW, Calgary, Canada, T2P 2Y3 and in the case of the Licensee at the following address TO BE INSERTED. Either party may change its address for notice by notice to the other party in the manner prescribed above. Any notice given pursuant to this Section shall be deemed to have been received an the date actually received.

15.  GENERAL

     15.1. Applicable Law: This Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta, Canada excluding that body of law applicable to choice of law and excluding the United Nations Convention on Contracts for the International Sale of Goods and any legislation implementing such Convention, if otherwise applicable.

     15.2. Survival: The provisions of Sections 4, 7, 8, 9, 10, 11, 12, 13, 14, and IS shall survive any termination of this Agreement until expressly waived in writing by the party for whom they are of benefit or terminated by a further written agreement of the parties.

     15.3. Enforceability: If any provision of this Agreement is declared by a court of competent jurisdiction to be invalid, illegal or unenforceable, such provision or part thereof which is necessary to tender the provision valid, legal and enforceable, shall be severed from the agreement and the other provisions and the remaining part thereof of that provision shall remain in full force and effect,

     15.4. Further Assurances: The parties agree to do all such things and to execute such further documents as may reasonably be required to give full effect to this Agreement.

     15.5. Entire Agreement: This Agreement constitutes the entire agreement between the parties concerning the subject matter hereof and cancels and supersedes any prior understandings and agreements between the parties hereto with respect thereto. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, expressed, implied or statutory, between the parties other than as expressly set forth in this Agreement.

     15.6. Remedies: The remedies expressly stated in this Agreement shall be in addition to and not in substitution for those generally available at law or in equity.

     15.7. Waiver: No waiver or any provision of this agreement by a party shall be enforceable against that party unless it is in writing and signed by an authorized officer of that party.

     15.8. Assignment: Neither party may assign this Agreement nor the rights granted hereunder without the prior written consent of the other which consent shall not be unreasonably withheld; provided that either party may assign this Agreement to a successor corporation in the event of a merger or other reorganization in which it is not the surviving entity,, and provided further that Chartwell may assign all or any part of its rights under this Agreement to a parent, affiliate or wholly-owned subsidiary; provided that any such organization is able to perform under this Agreement and agrees to be bound by the terms hereof.

     15.9. Counterparts: This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

     15.10. Publicity: Licensee shall not refer to Chartwell nor to this Agreement in public releases or advertising without securing the prior written approval of Chartwell.

     15.11. Independent Contractors: The parties to this Agreement are independent contractors. No relationships of principal to an agent, master to a servant, employer to employee, franchiser to franchisee, partner or joint venturers is established hereby between the parties. Neither party has the authority to bind the other nor incur any obligation on its behalf Chartwell shall not take part in, have any control over or participate in the Business, it being the express intention of the parties that the Licensee conduct the Business and that Chartwell supply the Software only as described herein.

     15.12. Force Majeure: Notwithstanding anything to the contrary contained in this Agreement, the failure or delay in performance by either Chartwell or the Licensee, other than the performance of payment obligations, shall be excused to the extent it is caused by an event beyond the party's control, provided that the party prevented from or delayed in rendering performance notifies the other party immediately and in detail of the commencement and nature of such cause, and provided further that such party uses its best efforts to render performance in a timely manner, utilizing to such ends all resources reasonably required in the circumstances. If such event continues beyond sixty (60) days, either party may terminate this Agreement.

     IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.

                              CHARTWELL TECHNOLOGY INC.
                              By: /s/ Darold H. Parken
                              Darold H. Parken, President
                              /s/ Barry H. Foster
                              BARRY H. FOSTER, Vice President
                              Operations and CFO

                              REWARD NEVIS GROUP INC,.
                              By: /s/ G Williams
                              G. Williams, President

                           SCHEDULE "A"

The software is a Java based virtual casino identified as a package called CasinoCasino which resides on a Chartwell Technology Inc, server.

                            SCHEDULE "B"

End User License Agreement

A. ELIGIBILITY:

     1. The casino is restricted to individuals of legal age of majority only. You cannot play under any circumstances if you are not at least eighteen years of age. Minors may not play, Participation in the activities and games of the Internet casino is open only to the residents of those jurisdictions where such participation is legal and not prohibited. Participation in the activities and the games of the Internet casino is void wherever prohibited by law.

     2. Player understands that the game is for entertainment value only, Player understands and acknowledges that no purchase is necessary or required to play the games. If a player wishes to play without betting money, he/she may do so, on the free site only.

     3. Employees of the Internet casino, the company, its licensees, distributors, wholesalers, affiliates, subsidiaries, advertising promotion or other agencies, media partners, retailers and members of the immediate families of each are not eligible to participate in the games,

B. OTHER CONDITIONS

     Player is not required to participate in the Game and such participation, if elected by Player, is at Players sole option, discretion and risk. Materials of the game (whether electronically obtained or obtained by other means) are automatically void if counterfeited, mutilated, forged, altered or tampered with in any way, if illegal, mechanically or electronically reproduced, obtained outside authorized legitimate channels or if they contain printing, production, typographical, mechanical, electronic or any other errors. Any and all materials submitted for prize claims become the property of the company and will not be returned. The company is not responsible for lost, late, illegal, incomplete, damaged, mutilated, misdirected, or postage due mail, requests, prize claims or entries. liability for materials of the game containing any error is limited to replacement. Errors due to the computer hardware and software is the sole responsibility of the of the end user, not the company. No refunds shall be given, Taxes, if any, on any prize is players sole responsibility, By accepting prize and/or winnings, Player consents to use his/her name for advertising and promotional purposes without additional compensation except where prohibited by law. Player, by acceptance of prize, acknowledges compliance with all rules herein, The company makes no representations or warranties, implicit or explicit, as to the legal right for player to participate in the game nor shall any of the companies employees, licensees, distributors, wholesalers, affiliates, subsidiaries, advertising, promotion or other agencies, media partners, agents or retailers have the authority to make any such representations or warranties. The company shall not be required to maintain user names or passwords and if player misplaces, forgets, loses, or is otherwise unable to enter the Internet casino because of anything other than company error, if a player should give away, tell, share or lose their amount number and password, the Internet casino will not be responsible and will not be held liable for any claims regarding that account. The terms and conditions contained herein may be modified and/or amended only by the company posting such modification and/or amendments in the Terms and Conditions section of the website, The company shall not be liable for computer malfunctions nor attempts by player to participate in the game by methods, means or ways not intended by the company. The company reserves the right to cancel players account for any reason and issue any balance in players account at the time of such cancellation. The terms and conditions contained herein represents the complete, final and exclusive agreement between the player and the company.

C. PLAYER AGREES AND BECOMES A PARTY TO THE RULES

     By entering the website, opening an account at the website, playing the casino, use and reuse of such an account, participation in the game, or acceptance of any prize, player hereby represents, warrants and certifies all of the following:

     1. Player fully understands, agrees to, becomes a party to and shall abide by all rules, regulations. terms and conditions contained herein and as such rules, regulations, terms and conditions may change from time to time,

     2. Player is over the age of legal majority, i.e. player is an "adult" as that term is legally defined in player's jurisdiction

     3. Player shall not allow any other person or third party including, without limitation, any minor, to use or reuse players account, access and/or use any materials or information from the website, accept any prize, or participate in any games.

     4. Player has the full, complete and unrestricted legal right to participate in the game and players participation in the game is not prohibited in the players jurisdiction.

     5. Player does not find the game or the website to be offensive, objectionable, unfair, nor indecent.

     6. Player understands that the game is for entertainment value only. Player understands and acknowledges that no purchase is necessary or required to play the game. If a player wishes to play without betting money, he/she may do so, on the free site only

     7. Player shall hold the company, its employees, officers, director, licensees, distributors, wholesalers, affiliates, subsidiaries, advertising, promotion or other agencies, media partners, agents and retailers harmless and shall indemnify the same form any and all cost, expenses, liabilities and damages whatsoever that may arise as a result of the players:

     (i)   entry, use, or reuse of the website
     (ii)  use of any materials at the website
     (iii) entry, use or reuse of the casino server
     (iv)  participation in the Same, or
     (v)   the acceptance of any prize

     8. Player understands that the terms Internet casino are the trademarks, service marks, and trade names of the companies and player obtains no fights to such terms, nor any other terms, graphics, text, concepts or methodologies, using the website and the material contained therein.

     9. Players interest in the game and the website is personal, and not professional. Players entering the casino is solely for the players own personal entertainment and any other entrance, access, use or reuse of the casino or the website is strictly prohibited.

     10. Player shall periodically review at a rate not less than one monthly these terms and conditions of the Internet casino posted tit the website.

     11. Players shall not participate in the games, open, use or reuse an account, enter the website, or the casino, nor accept any prize if player does not fully understand, agree to, become a party to, and shall abide by, without exception, all rules, regulations, terms and conditions contained herein and as such rules, regulations, terms and conditions may change from time to time.

                            SCHEDULE "C"

Description of Casino Casino Software

     Casino Casino is a JAVA based Internet casino software package that allows customers to set up .and operate an Internet based casino site subject to proper licensing, hardware and bandwidth to be supplied by the customer. Casino Casino offers the following games: Blackjack, Caribbean Poker, Slots (4 different types), Roulette, Craps, and Video Poker (4 different types). Casino Casino was designed to operate over the Internet with no requirement for downloading of any software in advance. This is made possible by using the JAVA development platform, which will operate on any personal computer that is connected to the Internet. The Casino Casino software consists of three main daemons or servers, namely Games, Commerce and Bank. Further descriptions of each are contained herein. All three daemons are thread based, any now requests start a new thread, Once the service is finished the thread is terminated. Since the lifetime of the thread is minimal the overhead of a large number of players is minimal. The JAVA code compiled is most compatible with IE4.O's jre (JAVA Run time Environment) native to each browser,

     1. The gaming engine is responsible for running the random number generator (RGN) used in all the games. The advantage of this central engine is that as new games are developed they can be plugged into this central engine, with out the need for a complete rewrite. The number generator is based on the "lagged Fibonacci method". The initial seed is also randomly generated using .standard Java calls to obtain a

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number between 0 and 2^32 (~4 billion).  This action occurs on the server side to which the player has no access. If a player disconnects during a game, i.e.: blackjack, then the player is awarded a loss.

     2. The database engine keeps track of all the players and gaming transactions and adheres to the RDBMS & object orientated computing environment. All transactions are tracked by administrative software that is based on Microsoft SQL. Player information is available to the casino operator, online using a loaded java applet, that operates in the Microsoft Internet Browser. Operators can generate certain reports on the status of players, actual bank transactions with flags and the status of the games, Ile operator is provided access to this database by entering a username and password to ensure security. Multiple on-line reports can be generated simultaneously because each query will launch a new Internet window. Operators can be on-line and monitor any or all players in real time by refreshing their view windows as often as required and some of the reports that are required to be monitored continuously are set to auto-refresh every one minute.

     Operators can also add or remove players fro, the site, issue credits or debits and check the overall performance of all the games and players per game by date or historically.

     3. The commerce engine is responsible for interfacing to the credit card processor. The player must fill out an on-line application provided by the Casino Casino software package that includes all relevant address and contact information. The player is instructed to select a password. After the form is completed the player is issued a username by the Commerce software which forwards the details to the auto-email engine which sends out a "welcome to casino!" e-mail I message with username and password. The player logs in through the browser using the username and password. The player is now presented with the option to register a credit card from which funds will be debited to play the casino games. The credit card number and expiry date as well as the customer information are stored together on the Commerce server in a SQL database format. The player then can deposit funds into his/her account to use at any or all of the games offered by the Casino Casino software. At this point the software will forward the customer information and the credit card information to an online credit card processing facility (for example Secure Bank.com) This third party is responsible for validating the credit card and customer information through a "scrubbing' process. If the customer is in good standing a message will be sent back to the Commerce server and the customer will be notified that the funds are available and can begin gaming immediately. If the customer does not pass the credit test he is notified that the transaction has failed and he is unable to proceed.

     We require the client to ship the server to our office and we can perform the initial set up. Once the server is returned and is on-line our technical staff need to have continuous access through PC Anywhere to remotely log onto the server to perform any maintenance, repairs or upgrades as determined necessary. Adequate bandwidth or connection speed is required for proper operation and maintenance of the Casino Casino Software,

     The operating parameters for each Same are as follows:

Blackjack:          There are 8 decks in the dealing shoe, The shoe is
                    reshuffled approximately 3/4 of the way through but not always at the same place. The RNG will generate the shuffle location as the deck approaches the 3/4 mark. Also if the player leaves the game and re-enters a re-shuffle will occur.
                    This adheres to standard Us Vegas rules including, double down on any hand, split any same cards, double down on splits and insurance, There is no surrender,

Carribean Poker:    This is a single deck shoe and is reshuffled after
                    every hand. Ile games uses the standard Las Vegas rules for payout.

Slots: The payout of the slots is governed by the number of graphic icons on the wheels and the use of the RNG. There are three wheels and the RNG is used to stop each of the wheels at different locations, Adjustment of the odds is hardcoded.

Video Poker:        Video poker is a single deck deal and is
                    reshuffled after every play. The games use the standard Las Vegas rules for payout, as posted on each of the machines. Players may throw away the whole hand if they wish.

Roulette:           The roulette uses the RNG for each wheel spin. As
                    long as the player stays on the game the game will list, on the left side of the display window, a history of the numbers that have been generated by the game. The list is 15 numbers long. The 16' number will be displayed at the top of the list and the ? number will be dropped from the list.
                    The minimum bet is 5 dollars and the max bet is 100 dollars.

Crops: The RNG is used for each roll of the dice. The payout is set as per the rules of Craps, Las
                    Vegas.

     It should be noted that a great deal of work and expertise was utilized to create the graphics on the games, The graphics must took full and rich and yet be optimized in size to allow quick loading in the Java runtime environment, If an operator is interested in changing the look of any of the games, such as card backs on blackjack, faces on the slot machines, table top graphics, etc., or if the operator requires customization of the administration back end, reports or commerce engine, Chartwell is willing to discuss this matter and negotiate a fair and reasonable fee structure, to facilitate such changes. Chartwell can only assume responsibility for the software elements that we provide, as outlined in this document. Any adjustments to the home page, graphics, etc, are the responsibility of the casino operator and Chartwell is willing to perform them for a fair and reasonable fee.

     Chartwell's warranty shall only be applicable where the Licensee has not altered the system on which the Licensee's casino is operating (both hardware and software), from the configuration originally installed by Chartwell. Any software installed by the casino operator must be approved by Chartwell.